UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             FORM 8-K CURRENT REPORT
           Pursuant to Section 13 or 15(d) of the Securities Exchange
               Act of 1934 Date of Report (Date of earliest event
                           reported): January 4, 2002
                         Joshua Tree Construction, Inc.
             (Exact name of Registrant as specified in its charter)
                                     Nevada
                 (State or other jurisdiction of incorporation)
                                     0-32275
                            (Commission File Number)
                                   88-0432004
                        (IRS Employer Identification No.)
                           3635 Boardman Canfield Road
                               Canfield, OH 44406
           (Address of principal executive offices including zip code)
                                  330.702.3777
                         (Registrant's telephone number)


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Item 1. Change in Control

A. Sale of Control

         On January 4, 2002, Canadian Advantage Limited Partnership ("CALP"), a Canadian investment fund, purchased 200,000 shares of the Registrant's common stock from First Capital Partners MM, Inc. ("First Capital"), for an aggregate purchase price of $375,000, pursuant to a written Stock Purchase Agreement dated January 4, 2002, among First Capital, the Company, and CALP. CALP is the beneficial owner of 77% of these shares, and Advantage [Bermuda] Fund, Ltd. ("ABFL"), a Bermuda investment fund, is the beneficial owner of 23% of these shares. The source of the purchase price was CALP's and ABFL's respective funds held for investment. CALP provided 77% of the purchase price, and ABFL provided 23% of the purchase price. CALP and ABFL are under the common control of Mark E. Valentine, the Chief Executive Officer of Thomson Kernaghan & Co., Ltd. ("TK"), a Canadian investment dealer. Mr. Valentine has authority to vote and dispose of the shares beneficially owned by CALP and ABFL. Valentine, TK, CALP and ABFL may be considered a group which beneficially owns all of the shares.

         The purchase of the 200,000 shares from First Capital represented 64.05% of the issued and outstanding common stock of the Registrant, as of January 4, 2002, the only class of voting stock outstanding at the time of such purchase, which constituted a majority of the Registrant's common stock.

         The percentage of voting securities of the Registrant now beneficially owned by Valentine, TK, CALP and ABFL is 86.29%, representing 13,220,072 of the 15,319,802 shares outstanding as of March 20, 2002, including the shares referred to in Item 5.B., below.

B.  Change in Control Provisions

         There are no arrangements known to the Registrant, the operation of which may, at a subsequent date, result in a change in control of the Registrant.

Item 5. Other Events

A.  Election of New Directors and Officers.

         As part of the transaction which resulted in a change in control of Registrant reported above in Item 1, the President and sole director of the Registrant, Vincent Hesser, resigned. By written consent of the majority shareholder of the Registrant, pursuant to the provisions of the Nevada General Corporation Law and in lieu of a meeting of shareholders, Daniel Hoyng and Marek Lozowicki were elected the directors of the Registrant, and Messrs. Hoyng and Lozowicki, in turn, by unanimous written consent of the directors (pursuant to the provisions of the Nevada General Corporation Law), were appointed as Registrant's President and CEO and Senior Vice President and Secretary, respectively.

B.  Sales of Securities

         On January 15, February 14, and March 4, 2002, TK subscribed for an aggregate of 3,000,000 shares of the Registrant's common stock at a purchase price of $0.25 per share, pursuant to a subscription agreement, aggregate payments in the amount of $750,000 being made to the Registrant on January 15, February 14 and March 4, 2002. TK also subscribed for an additional 6,770,072 shares of the Registrant's common stock at $0.25 per share, for an aggregate purchase price of $1,692,518, which is payable in the amount of $492,518 on April 15, 2002, and

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then in twelve equal installments of $100,000 per week through July, 2002; these shares have been placed in escrow, pending receipt by the Registrant of the foregoing payments.

         On January 11, 2002, CALP purchased 200,000 shares of Registrant's Series A Convertible Preferred Stock from the Registrant, for an aggregate purchase price of $20,000, pursuant to a written Series A Convertible Stock Purchase Agreement between the Registrant and CALP dated January 11, 2002. CALP was the owner of 77% of these shares and ABFL was the owner of 23% of these shares. The source of the purchase price was CALP's and ABFL's respective funds held for investment. CALP provided 77% of the purchase price and ABFL provided 23% of the purchase price. The shares of Series A Convertible Preferred Stock are convertible into shares of the Registrant's common stock, at the holders' option, at the ratio of 100 shares of common stock for each share of Series A Convertible Preferred Stock. Subsequently, CALP and ABFL converted an aggregate of 32,500 shares of Series A Convertible Preferred Stock into 3,250,000 shares of the Registrant's common stock, 77% of which were converted by CALP and 23% of which were converted by ABFL. CALP and ABFL were deemed to be the beneficial owners of 77% and 23%, respectively, of the 16,750,000 shares of common stock into which the remaining 167,500 shares of Series A Convertible Preferred Stock were convertible. By agreement with the Registrant dated February 15, 2002, the remaining 167,500 shares of Series A Convertible Preferred Stock were cancelled.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOSHUA TREE CONSTRUCTION, INC.

Date: April 16, 2002

By: /s/ Daniel Hoyng
Daniel Hoyng, President